7C.

List the name of each series or portfolio below and give a consecutive number to each series or portfolio starting with the number 1:

 Series
 Number*         Series Name                           Last?
 ----           -----------------------------------   -------
 100            TREASURY MONEY MARKET FUND            N
 101		COMMODITIESPLUS SHORT STRATEGY FUND   N
 102		COMMODITIESPLUS STRATEGY FUND	      N




The funds listed above have been registered but they have not commenced operations as of March 31, 2010.

*Assigned a series number of 100 or higher